Exhibit 99

NEWS RELEASE

Contact:	Donald P. Hileman
President and CEO
(419) 782-5104
dhileman@first-fed.com

For Immediate Release

FIRST DEFIANCE FINANCIAL CORP. ANNOUNCES REPURCHASE OF OUTSTANDING TARP WARRANT

DEFIANCE, OHIO (March 11, 2015) – First Defiance Financial Corp. (NASDAQ: FDEF) announced today that it has repurchased from the U.S. Department of the Treasury the Company’s outstanding warrant issued to the Treasury to purchase 550,595 shares of the Company’s common stock at $10.08 per share. The warrant was issued on December 5, 2008 in connection with the Company’s participation in the TARP Capital Purchase Program (“TARP Program”). The Company paid $11,979,295 to repurchase the warrant, which has been canceled. In 2012, the Company repurchased all of the shares of its preferred stock that were also issued in connection with the TARP Program. With the repurchase of the warrant, there are no other investments in the Company related to the participation TARP Program that remain outstanding.

First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance Group. First Federal operates 33 full-service branches and 43 ATM locations in northwest Ohio, southeast Michigan and northeast Indiana and a loan production office in Columbus, Ohio. First Insurance Group is a full-service insurance agency with five offices throughout northwest Ohio.

For more information, visit the company’s Web site at www.fdef.com.